1. Name and Address of Reporting Person
   Callahan, H. M.
   306 14th Ave.
   Vero Beach, Fl 32962
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   10/16/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Harbor Florida Bancshares Inc. (HARB)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                36892                  D

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Option             09/18/1999 09/18/2008 Common Stock            15762     $10.69     D
                         <F1>
Stock Option             09/18/2003 10/15/2012 Common Stock            17000     $21.13     D
                         <F2>

Explanation of Responses:

<F1>
Options become exercisable as follows: 3,152 shares in 1999, 3,152 shares in 2000, 3,152 shares in 2001, 3,153 shares in 2002 and 3,153 shares in 2003.
<F2>
Options become exercisable as follows: 1,700 shares 2003, 1,700 shares in 2004, 1,700 shares in 2005, 1,700 shares in 2006, 1,700 shares in 2007, 1,700 shares in 2008, 1,700 shares in 2009, 1,700 shares in 2010, 1,700 shares in 2011 and
1,700 shares in 2012.

SIGNATURE OF REPORTING PERSON
/s/ H. M. Callahan

DATE
10/16/2002